Exhibit 11
                                                     ----------
                   READING & BATES CORPORATION
                         AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE, PRIMARY AND FULLY  DILUTED
        (in thousands except share and per share amounts)

                                      THREE   MONTHS    ENDED
                                             MARCH 31,
                                      -----------------------
                                         1995         1994
                                      ----------   ----------
  PRIMARY EARNINGS PER SHARE:

  Weighted average number of common
   shares outstanding                 59,713,311   55,488,570
                                      ==========   ==========
  Net loss                            $     (369)  $   (1,491)

   Less dividends paid on $1.625
    Convertible Preferred Stock           (1,215)      (1,215)
                                      ----------   ----------
  Adjusted net loss applicable to
   common shares outstanding -
   assuming no dilution               $   (1,584)  $   (2,706)
                                      ==========   ==========
  Net loss per common share -
   assuming no dilution               $     (.03)  $     (.05)
                                      ==========   ==========

  FULLY DILUTED EARNINGS PER SHARE:

  Weighted average number of
   common shares outstanding          59,713,311   55,488,570

  Assume conversion of securities:
    $1.625 Convertible
     Preferred Stock                   8,668,010    8,668,010
    8% Senior Subordinated
     Convertible Debentures              783,686      743,457
    8% Convertible Subordinated
     Debentures                           16,661       16,661
                                      ----------   ----------
  Adjusted common shares
   outstanding - fully diluted        69,181,668   64,916,698
                                      ==========   ==========
  Adjusted net loss applicable
    to common shares outstanding
    - assuming no dilution            $   (1,584)  $   (2,706)
  Adjustments:
    Interest on 8% Senior
     Subordinated Convertible
     Debentures                              739          636
    Interest on 8% Convertible
      Subordinated Debentures                536          502
    Dividends paid on $1.625
      Convertible Preferred Stock          1,215        1,215
                                      ----------   ----------
  Adjusted net income (loss)
   applicable to common shares
   outstanding - assuming full
   dilution                           $      906   $     (353)
                                      ==========   ==========
  Net income (loss) per common
   share - assuming full
    dilution (antidiluive)            $      .01   $     (.01)
                                      ==========   ==========